Exhibit 10.1
TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (“Agreement”) is entered into by and between Group 1 Automotive, Inc. (“Group 1” or the “Company”) and Darryl Burman (“Employee”) (collectively, the “Parties”), effective as of 12:01a.m. central time on March 31, 2023 (the “Effective Date”).
A. RECITALS
1.Employee is currently employed by the Company as General Counsel. The Company desires Employee to continue to serve in that capacity until March 31, 2023 (the “Transition Date”), after which Employee will serve as Senior Advisor until his final day of work on December 31, 2023 (the “Termination Date”). Between the Effective Date and the Transition Date (such period, the “Transition Period,”) unless earlier terminated pursuant to Section 3 below, Employee will continue to serve in the following roles and perform the duties commensurate with the applicable position.
2.Employee and the Company have previously entered into that certain Employment Agreement, effective November 12, 2009 (the “Employment Agreement”), and that certain Incentive and Non-Compete Agreement, effective December 1, 2006 (the “Incentive Agreement”). This Agreement is intended to supersede and replace both the Employment Agreement and the Incentive Agreement in their entirety, except as specifically noted herein.
B. AGREEMENT
In consideration of the following promises and covenants, the Parties agree as follows:
1.Resignation; Release: In return for the Company’s agreement to enter into this Agreement: (a) the Company agrees to employ Employee as General Counsel through the Effective Date and ending on the Transition Date, (b) the Company agrees to employ Employee as a Senior Advisor through the Transition Date and ending on the Termination Date, and (c) subject to other promises as outlined herein, Employee (i) agrees to accept the terms of this Agreement, (ii) has delivered, together with the execution of this Agreement, a letter of retirement, attached hereto as Exhibit “A,” and (iii) agrees to execute on December 31, 2023, the Release and Waiver of Claims Agreement (“Release,” attached hereto as Exhibit “B”).
2.Role; Compensation & Benefits: Unless Employee’s employment earlier terminates pursuant to Section 3 below, Employee shall be entitled to the following compensation and benefits pursuant to this Agreement: (a) continued base salary payments (calculated using his annual base salary in effect as of the Effective Date, which is $600,000) through December 31, 2023, (b) continued participation in all health and welfare benefits to which he is entitled as a Group 1 employee, including, but not limited to, those set forth in Section 4 below, through December 31, 2023, and (c) without duplication of any benefits described in clause (b), continued participation or receipt of the benefits specifically described in Section 2.3 of the Employment Agreement in effect as of the Effective Date and consistent with those of a Senior Vice President through December 31, 2023. Beginning on the Transition Date, the Employee shall agree to devote, on average, thirty (30) hours per week of his work time to Group 1 as a remote employee; provided however, that Employee also agrees to be available to work at the Group 1 offices from time to time, at the Company’s request. The Company agrees to provide Employee with an office at its current location at the Company’s complete discretion and so long as space permits. Except as otherwise provided in this Agreement, Employee acknowledges and agrees that Employee has no right to receive any additional form or type of remuneration of any kind or type that may be paid to other executives prior to the Transition Date, or other employees following the Transition Date. Employee acknowledges that he will not be entitled to receive any additional equity-based incentive awards following the Effective Date, and will not be eligible to receive an annual bonus with respect to the 2023 year. The Company shall have the right to withhold any taxes deemed subject to withholding requirements from the payment of any amount or benefit provided pursuant to this Agreement.
3.Termination of Employment:
(a)In the event that the Employee’s employment with the Company is terminated prior to the Termination Date by the Company for “Cause” (defined below) or voluntarily by the Employee, the Employee shall not be entitled to receive any further compensation or benefits pursuant to this Agreement, other than any amounts that were earned but unpaid prior to such termination.
(b)In the event Employee’s employment with the Company is terminated as a result of his death prior to the Termination Date, the heirs, administrators, or legatees of Employee shall be entitled to receive the remaining base salary payments described in 2(a) that the Employee has not already received, calculated from the date of the applicable termination through the Termination Date (the “Continued Salary

Exhibit 10.1
Payment”). The Continued Salary Payment shall be paid in a single lump sum payment as soon as administratively practicable but no later than thirty (30) days following the termination upon death.
(c)In the event Employee’s employment with the Company is terminated prior to the Termination Date by the Company without Cause (“Termination Without Cause”), Employee shall be entitled to receive: (i) the Continued Salary Payment, (ii) if Employee timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a payment in an amount equal to the product of (A) the number of full calendar months remaining from the date of the Termination Without Cause to the Termination Date, and (B) the monthly premium that would otherwise be payable by Employee for continued health or welfare benefits provided to Employee and Employee’s dependents pursuant to COBRA, at the full COBRA premium rate in effect under the Company’s group health plan as of the Termination Date, but in no event shall such payment exceed the applicable dollar amount under section 402(g)(1)(B) for the Code for the year of Employee’s separation from service, and (iii) a payment in an amount equal to the product of (A) the number of full calendar months remaining from the date of the Termination Without Cause and the Termination Date, and (B) the rate of the monthly vehicle allowance specified in 2(c). Amounts under this Section 3(c) shall be paid in a single lump sum payment as soon as administratively practicable but no later than thirty (30) days following the date of the Termination Without Cause.
(d)In the event of any termination under this Section 3 (regardless of the reason), all outstanding equity-based compensation awards held by Employee at the time of such termination shall be governed by the terms and conditions of the Restricted Stock Agreement - Qualified Retirement.
(e)Employee acknowledges his understanding and agreement that any provisions regarding any cash termination payments within the Employment Agreement have been superseded and replaced by this Section 3.
For purposes of this Agreement, the term “Cause” shall mean any of the following; (a) the Employee’s conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (b) the Employee’s breach of any material provision of either this Agreement, the Employee Handbook, Employer’s Code of Conduct, or the Code of Ethics for Specified Officers of Employer signed by Employee; (c) the Employee’s using for his own benefit any confidential or proprietary information of Employer, or willfully divulging for this benefit such information; (d) the Employee’s (1) fraud or (2) misappropriation or theft of any of the Employer’s funds or property; or (e) the Employee’s willful refusal to perform his duties or gross negligence, provided that Employer, before terminating Employee under subsection (b) or (e) must first give written notice to Employee of the nature of the alleged breach or refusal and must provide the Employee with a minimum of fifteen (15) days to correct the problem and, provided further, before terminating Employee for purported gross negligence Employer must give written notice that explains the alleged gross negligence in detail and must provide Employee with a minimum of twenty (20) days to correct the problem, unless correction is inherently impossible.
4.Rights Not Affected: This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance: Long Term Benefits, the Company’s 401(k) plans or any deferred compensation plan, ESPP, or Employee’s ownership rights to shares of stock in the Company.
5.Restrictive Covenants; Surviving Provisions of the Employment Agreement and Incentive Agreement; Employee Obligations:
(a)Group 1 and Employee agree that the terms of this Agreement are a private matter, which shall not be divulged in any form to others. Accordingly, Group 1 and Employee hereby agree that, except as provided by law and the requirements under the Securities and Exchange Act of 1934, they will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Agreement or the discussions which have led up to this Agreement to anyone, with the exception of information that is already publicly disclosed within Group 1’s executive compensation disclosures in any filing required to be made with the Securities and Exchange Commission, or those within Group 1 who have a business need to know the terms and the Employee’s attorney, any financial or tax advisors, and spouse and children, who shall not divulge its contents to any third party.
(b)Employee reaffirms his commitment to maintain confidentiality of all Company business, proprietary information and relationships and agrees not to disparage the Company, its employees, officers, and directors. Employee further acknowledges his understanding and agreement that all restrictive covenants contained in Section 5 of the Employment Agreement shall survive the termination of that Employment Agreement, are incorporated into this Agreement as if fully restated herein and the Termination Date of this

Exhibit 10.1
Agreement shall be used to determine any obligations which begin as of Employee’s termination of employment.
(c)Employee acknowledges his understanding and agreement that all post-employment non-competition and non-solicitation obligations set forth in Section 2 of the Incentive Agreement shall survive the termination of that Incentive Agreement, are incorporated into this Agreement as if fully restated herein and the Termination Date of this Agreement shall be used to determine any obligations which begin as of Employee’s termination of employment.
(d)Employee has executed the attached retirement letter on the Effective Date. Employee agrees to execute any additional documents necessary to effectuate his resignation as General Counsel and then as Senior Advisor with Group 1 and to cooperate in any filings with the Securities and Exchange Commission related to his retirement and termination.
(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
6.Clawback Policy. Employee acknowledges and agrees that the terms of the Company’s compensation recovery policy, which allows for claw back of certain performance-based payments under certain events, shall remain in full force and effect following the Effective Date and shall continue in full force and effect after the Termination Date to the extent such claw back policy applies to all senior executives of the Company.
7.Severability: In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
8.Employee Indemnity Not Affected: The releases contained herein shall not affect Group 1’s obligation under law, to the extent applicable, to indemnify Employee as an employee for actions taken within the scope and course of Employee’s employment.
9.Jurisdiction and Choice of Law: The Employee and Company agrees to use the Laws of Texas to enforce the terms of this Agreement and the matter shall be heard in Harris County, Texas. Employee agrees to service and personal jurisdiction in Harris County, Texas.
In Witness Whereof, the Parties have executed this Agreement effective as of the Effective Date.

DARRYL BURMAN (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By:	By:
Name: Edward McKissic
Title: Senior Vice President
Dated: March 31, 2023	Dated: March 31, 2023

Exhibit 10.1
EXHIBIT “A”
RETIREMENT LETTER
March 31, 2023
Group 1 Automotive, Inc.
Board of Directors
Chief Executive Officer
800 Gessner, Suite 500
Houston, Texas 77024
Dear All:
I hereby give notice that effective as of 12:01 a.m. central time on March 31, 2023 or such later date as may be mutually agreed, I will retire from my position as General Counsel of Group 1 Automotive, Inc. (the “Company”), after which I will serve as Senior Advisor until December 31, 2023, upon which I will retire from all other officer, director and other positions I hold at the Company and all of its respective subsidiaries and affiliates.

Exhibit 10.1
EXHIBIT “B”
RELEASE AND WAIVER OF CLAIMS AGREEMENT
This Release and Waiver of Claims Agreement (“Agreement”) is made and entered into by and between Darryl Burman (the “Employee”) and Group 1 Automotive, Inc. (the “Company”).
NOW, THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
1.Effective Date. Except as provided herein, this Agreement shall be effective the date it is signed by both parties (the “Release Effective Date”).
2.Retirement Date. Employee has previously resigned from his position as General Counsel of the Company, and will resign all other positions and responsibilities effective December 31, 2023 (“Retirement Date”).
3.Consideration by the Company. For and in consideration of the promises made by the Employee in this Agreement, the Company shall:
a.Provide for the payments and benefits described in Section 2 of the Transition and Separation Agreement by and between Employee and the Company dated March 31, 2023 (the “Separation Agreement”).
b.With the exception of any claim arising from fraud, illegal activity or dishonesty, the Company and its subsidiaries, related companies, parents, successors and assigns agrees to forever unconditionally release, waive and discharge Employee and his heirs, executors, administrators successors and assigns from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Release Effective Date of this Agreement, or arising out of or in connection with Employee’s employment with the Company or any affiliate of the Company.
c.The Company agrees and promises that it will not engage in any disparaging conduct directed at Employee, and the Company shall refrain from making any derogatory statements or disparaging behavior concerning Employee in the future.
EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT HE WOULD NOT OTHERWISE BE ENTITLED TO THE CONSIDERATION SET FORTH IN THIS PARAGRAPH WERE IT NOT FOR HIS COVENANTS, PROMISES AND RELEASES SET FORTH HEREUNDER.
4.Consideration by the Employee. For and in consideration of the promises made by the Company in Paragraph 3 of this Agreement, Employee agrees as follows:
a.Employee agrees for himself and his heirs, executors, administrators, successors and assigns to forever unconditionally release, waive and discharge the Company and its subsidiaries, related companies, parents, affiliates and each of the foregoing entities’ respective successors and assigns, and current and former divisions, partnerships, related entities, officers, directors, managers, members, shareholders, attorneys, agents, insurers, benefit plans (and the fiduciaries and trustees of such plans) and employees (collectively, the “Released Parties”) from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys' fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising on or prior to the Release Effective Date. This total release includes, but is not limited to, all claims or demands related to: (i) salary, bonuses, commissions, compensation, stock, stock options, performance shares, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local statutory or common law or ordinance or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (ii) any federal, state or local anti-discrimination or anti-retaliation law; (iii) violation of (each, as may have been amended): the United States and Texas Constitutions; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act of 1990, the Employee Retirement Income and Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes Oxley Act. Employee

Exhibit 10.1
specifically does not release his right to apply for unemployment compensation benefits. Should Employee apply for such benefits, the Company will not oppose such application.
b.Employee agrees and promises that Employee will not engage in any disparaging conduct directed at the Company or any other Released Party, and Employee shall refrain from making any derogatory statements or disparaging behavior concerning the Company or any other Released Party in the future.
c.Employee hereby represents and warrants that he will return to the Company all Company property, materials, files and documents in his possession including, but not limited to, Company files, notes, records, computer recorded information, electronically stored information (collectively, the “Information”), as well as, all tangible property, credit cards, entry cards, pagers, identification badges, and keys. Notwithstanding the foregoing, Employee shall be entitled to retain his cell phone, lab top and iPad in his possession at the Termination Date, subject to Employee returning all Information contained therein, or at the election of the Company, the Employee shall return said devices to the Company for the purpose of running any software or processes necessary to remove any Information stored thereon, after which said devices shall be returned to Employee.
d.Employee agrees that Edward McKissic and Gillian Hobson have been designated as the only persons he will contact on matters related to this Agreement. Employee specifically agrees that he will not contact any other employee or director of the Company concerning these matters.
e.Employee understands and agrees that, after December 31, 2023, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company or to make or take any actions as an officer of the Company unless specifically instructed to do so by the Chief Executive Officer or Chief Legal Officer of the Company.
f.Employee agrees that during his tenure as an employee and thereafter, he shall not, directly or indirectly, personally, or on behalf of any other person, business, corporation or entity, divulge or make use of any confidential business information or trade secrets of the Company or any other Released Party, including but not limited to: customer or employee information, training material, information related to acquisitions or divestments, buying habits and preferences of customers; marketing strategies; pricing or financial information; technical information; operations information and operations strategies.
g.Employee specifically waives his right to recover in any action which may be brought on his behalf by any person or entity, including, but not limited to, any governmental department or agency such as the Equal Employment Opportunity Commission or the United States Department of Labor. Employee specifically represents and warrants that he has not initiated or caused to be initiated any legal action with any court and that he has not filed or caused to be filed an administrative charge, claim or complaint with any governmental office or department or agency, including but not limited to the Equal Employment Opportunity Commission.
h.Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Department of Labor (“DOL”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, DOL or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC, NLRB, DOL or comparable state or local agency or proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to obtain vested benefits under any benefit plan governed by ERISA.
i.Employee hereby acknowledges that a partial consideration for the benefits he will receive pursuant to this Agreement and an inducement for the Company to enter into this Agreement is Employee’s agreement, if reasonably requested by the Company, to cooperate with the Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Company or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee acknowledges that he shall make himself available at the Company’s reasonable request for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. If the Company requests Employee to travel or travel is otherwise required in conjunction with the Employee providing assistance to

Exhibit 10.1
the Company pursuant to this provision, the Company will reimburse, and when possible pay in advance, for Employee’s necessary and reasonable travel expenses.
j.In signing below, Employee expressly represents that, as of the date Employee signs this Agreement, he has received all leaves (paid and unpaid) to which he has been entitled during his employment with the Company and any other Released Party and he has received all wages, bonuses and any other compensation or other form of remuneration, equity-based or otherwise, that he is owed and has been by the Company and each other Released Party.
k.The parties hereby expressly agree and acknowledge that this release of liability of claims shall inure to the benefit of, and apply to, each of the Released Parties that are not signatories hereto, even though such Released Parties are not signatories to this Agreement, as the parties expressly agree and acknowledge that each such Released Party is a third-party beneficiary of Employee’s releases, covenants and representations set forth in this Agreement.
5.No Admissions. Employee agrees that this Agreement does not, and shall not be construed to, constitute an admission by the Company or any other Released Party of any violation of any federal, state or local statute or regulation, or any violation of any of the Employee’s rights or of any duty owed by the Company or any other Released Party to the Employee.
6.Modification. This Agreement along with the Separation Agreement contain the entire agreement of the parties hereto and there are no agreements, understandings or representations made by the Company or the Employee, except as expressly stated herein. This Agreement supersedes all prior agreements and understandings between the Company and the Employee. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both Employee and an authorized representative of the Company.
7.Construction. The parties agree that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.
8.Severability and Waiver. The parties agree that the covenants of this Agreement are severable and that if any single clause or clauses shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clauses in accordance with the terms of this Agreement. The parties also agree that any failure by any party to enforce any right or privilege under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein. The terms of this Agreement are to be construed under the laws of the State of Texas. The parties’ consent to the jurisdiction of the courts of the State of Texas for any disputes arising hereunder.
9.Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.
10.Period of Consideration. The Employee is fully aware of the contents of this Agreement and of its legal effect. The Employee acknowledges that he was advised on the date he received this Agreement that he had a period of twenty-one (21) calendar days to review and consider this Agreement before signing. The Employee further acknowledges that he voluntarily may waive his right to take the full 21-day consideration period and may sign this Agreement at any time before the 21-day period elapses.
11.Period of Revocation. The Employee understands that after signing this Agreement he may, in his sole discretion, revoke his acceptance of the Agreement by giving written notice to Gillian Hobson, within seven (7) days after the Employee signs the Agreement. Notice of revocation must be received no later than the close of business on the seventh (7th) day following the Employee’s execution of this Agreement.
12.Attorney Consultation. Employee certifies that by signing this Agreement he has had a reasonable amount of time to consider its terms, that he has had the opportunity to consult with an attorney before signing this Agreement, and that he has signed this Agreement after good-faith negotiations concerning its terms. Employee is hereby advised in writing to consult with an attorney prior to signing this Agreement.
13.Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

Exhibit 10.1
In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

DARRYL BURMAN (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ Darryl Burman	By: /s/ Edward McKissic
Name: Edward McKissic
Title: Senior Vice President
Dated: March 31, 2023	Dated: March 31, 2023